Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of an additional 20,000 shares of Common Stock of ISTA Pharmaceuticals, Inc., reserved for issuance under the ISTA Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan of our report dated February 20, 2004, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young

ERNST & YOUNG LLP

San Diego, California

February 25, 2005